Exhibit 99.3

SUMMARY UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, included in “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the audited historical financial statements of Metromile, Inc. (formerly, INSU Acquisition Corp. II (“INSU”)) including the accompanying notes, which are included elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K”), as well as the audited historical financial statements of Metromile Operating Company (formerly, MetroMile, Inc., or “Legacy Metromile”) including the accompanying notes, which are filed as Exhibit 99.1 to this Current Report on Form 8-K/A (the “Form 8-K/A”).

On February 9, 2021, (the “Closing Date”), INSU and Legacy Metromile consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger and Reorganization, dated November 24, 2020, and as amended on January 12, 2021 and February 8, 2021 (the “Merger Agreement”), by and among INSU II Merger Sub Corp., a wholly owned subsidiary of INSU incorporated in the State of Delaware (“Merger Sub”), and Legacy Metromile. Pursuant to the terms of the Merger Agreement, a business combination between INSU and Legacy Metromile was effected through the merger of Merger Sub with and into Legacy Metromile, with Legacy Metromile surviving as the surviving company and as a wholly owned subsidiary of INSU (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”).

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. INSU and Legacy Metromile have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The Business Combination will be accounted for as a reverse capitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, INSU is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Legacy Metromile with the Business Combination being treated as the equivalent of Legacy Metromile issuing stock for the net assets of INSU, accompanied by a recapitalization. The net assets of INSU are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy Metromile.

The unaudited pro forma condensed combined financial information has been prepared assuming actual redemptions of 8,372 Class A ordinary shares of INSU for an aggregate redemption price of less than $0.1 million.

(in thousands except per share data)
Summary Unaudited Pro forma Condensed Combined
Statement of operations data
Year Ended December 31, 2020
Revenue	$35,064
Net loss per share basic and diluted	$(0.37)
Weighted average shares- Class A-outstanding basic and diluted	130,213,454

(in thousands except per share data)
Summary Unaudited Pro forma Condensed Combined
Balance Sheet Data as of December 31, 2020
Total assets	$505,992
Total liabilities	$141,885
Total stockholders’ equity	$364,107

Unaudited pro forma condensed combined financial information of INSU Acquisition Corp. II and
MetroMile, Inc. as of and for the year December 31, 2020.

Introduction

INSU is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination, as described in Note 1. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents Legacy Metromile combined with INSU (as combined, the “Company”), on a pro forma basis.

The following unaudited pro forma condensed combined balance sheet of the Company as of December 31, 2020 and the unaudited pro forma condensed combined statements of operations of the Company for the year ended December 31, 2020 present the combination of the financial information of INSU and the historical consolidated balance sheet of Legacy Metromile on a pro forma basis after giving effect to the following transactions:

●	the Business Combination;

●	the PIPE Investment and related adjustments the holders of Legacy Metromile shares of preferred stock (“Legacy Metromile Preferred Stock”) converted their Legacy Metromile Preferred Stock into shares of Legacy Metromile common stock (“Legacy Metromile Common Stock”) utilizing the conversion ratio stipulated in Legacy Metromile’s Certificate of Incorporation, and subsequent exchange of such shares for Company common stock (“Company Common Stock”) in the Business Combination;

●	Exercise of cash election by holders of 20.7 million shares of Legacy Metromile Common Stock (or an equivalent of 3.1 million shares of Company Common Stock) to receive cash for at the rate of approximately $10.15 per equivalent share of the Company;

●	Conversion of remaining Legacy Metromile Common Stock into Company Common Stock;

●	the redemption of 8,372 INSU Class A shares of common stock from INSU public stockholders who elected to have their shares redeemed in connection with the Business Combination for aggregate redemption price of less than $0.1 million;

●	the vested portion and unvested portion of Legacy Metromile stock option awards outstanding have converted automatically into vested restricted stock units (“RSUs”) and unvested options, respectively of the Company;

●	the causing to deliver an additional 10,000,000 Company Common Stock (“Additional Shares” ) to be allocated among the Legacy Metromile stockholders and holders of Legacy Metromile vested options (each, an “Earnout Participant”), as of immediately prior to the Effective Time, based on the proportion of each Earnout Participant’s shares relative to the aggregate of all Legacy Metromile Common Stock, excluding Legacy Metromile restricted shares (i.e., shares resulting from early exercise of options to acquire Legacy Metromile Common Stock since signing of the Merger Agreement) and vested RSU equivalents (i.e., with respect to each holder of vested options to acquire Legacy Metromile common stock, as of the determination date, a number of Company Shares equal to such holder’s Aggregate Option Spread divided by the Per Share Merger Consideration Value), held by all Legacy Metromile stockholders (the “Pro Rata Share”), subject to the Company’s share price being greater than $15.00 per share for 20 out of any 30 consecutive trading days at any time during the twenty-four months following the Closing;

●	the repayment of indebtedness of Legacy Metromile, which includes the Loan and Security Agreement (the “2019 Loan Agreement”) with certain lenders and the loan under the Paycheck Protection Program offered by the Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) (the “PPP Loan”) but will exclude the senior secured subordinated debt with Hudson Structured Capital Management and an affiliate (the “2020 Hudson Loan”) and amounts payable to reinsurers.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Business Combination; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on the Company’s results following the completion of the Business Combination.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

●	the (i) historical audited financial statements of Legacy Metromile for the year ended December 31, 2020, and (ii) historical audited financial statements of INSU as of and for the year December 31, 2020, and the related notes, in each case, included elsewhere in the Form 8-K/A and Form 10-K respectively;

●	the disclosures and discussion in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information relating to INSU and Legacy Metromile contained in the Form 10-K and Exhibit 99.2 of the Form 8-K/A respectively, including the Merger Agreement and the description of certain terms thereof set forth under “Business Combination Proposal.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Description of the Business Combination

On November 24, 2020, INSU, Merger Sub, and Legacy Metromile entered into the Merger Agreement, with the Business Combination completed on February 9, 2021.

Upon the Closing of the Merger, subject to the terms and conditions of the Merger Agreement, Merger Sub merged with and into Legacy Metromile, the separate corporate existence of Merger Sub ceased and Legacy Metromile is the surviving corporation and a direct, wholly owned subsidiary of INSU (the “Merger”). Following the Closing, INSU changed its name to “Metromile, Inc.” (referred to herein, together with its subsidiaries, as the Company”).

At the Effective Time, by virtue of the Merger and without any action on the part of INSU, Merger Sub, Legacy Metromile or the holders of any of the Company’s or Legacy Metromile’s securities:

a)	the Preferred Stock Conversion was completed, pursuant to which each Legacy Metromile Preferred Share issued and outstanding immediately prior to the Effective Time was automatically converted into a number of Legacy Metromile Common Shares at the then-effective conversion rate as calculated pursuant to the terms of the organizational documents of Legacy Metromile.

b)	each Legacy Metromile Common Share that was issued and outstanding immediately prior to the Effective Time (excluding any Legacy Metromile Restricted Shares), following the Preferred Stock Conversion, was converted into the right to receive the following:

i.	if the calculation of the Cash Consideration (funds remaining in the Trust Account following the redemption (if any) of shares of INSU Common Stock, payment of Transaction Expenses and Repaid Indebtedness, plus PIPE proceeds, plus Cash as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date, minus $294,000,000) resulted in a positive number (the “Minimum Cash Election Condition”) and the holder of such Legacy Metromile Common Share made a proper Cash Election in an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Merger Consideration Value (the “Per Share Cash Consideration”). Per Share Merger Consideration Value (calculated to be approximately $10.1548) is defined as Merger Consideration Value (Equity Value, plus (b) Cash, and Aggregate Exercise Price from all outstanding options minus (c) Debt for Borrowed Money, or $874.7 million as of the date of the signing of the Merger Agreement) divided by the fully diluted Legacy Metromile Outstanding Shares (86.2 million equivalent shares). As of the Closing Date, holders of 20.7 million shares of common stock of Legacy Metromile exercised the above cash election option.

ii.	if the holder of such share made a proper Stock Election, the applicable Per Share Stock Consideration. Per Share Stock Consideration is defined as a number of shares of Parent Common Stock equal to the Per Share Merger Consideration Value divided by the Reference Price of $10.00 (calculated to be approximately 1.01548 shares of INSU Common Stock ).

c)	the issuance and sale of 17,000,000 shares of the Company’s Common Stock for $10.00 per share and an aggregate purchase price of $170.0 million in the PIPE Investment pursuant to the Subscription Agreements;

d)	the cancellation of 1,177,000 shares of INSU Class B Common Stock and the placement of transfer restrictions on 5,100,334 shares of INSU Class B Common Stock in accordance with the terms of the Sponsor Share Cancellation and Vesting Agreement, dated as of November 24, 2020, by and among INSU and Sponsor and conversion of 6,669,667 shares of INSU Class B Common Stock into 6,669,667 shares of the Company Common Stock in connection with the Business Combination in accordance with the terms of the Merger Agreement. The transfer restrictions on 2,550,167 shares held by the Sponsor shall be removed when the Company Common Share Price is greater than $15.00 for any period of 20 trading days out of 30 consecutive trading days, and 2,550,167 shares held by each Sponsor shall have the applicable transfer restrictions removed when the Company Common Share Price is greater than $17.00 for any period of 20 trading days out of 30 consecutive trading days;

e)	each issued and outstanding share of common stock of Merger Sub was converted into and became one validly issued, fully paid and nonassessable share of common stock of the surviving corporation;

f)	all Excluded Shares were canceled without any conversion thereof and no payment or distribution was made with respect thereto;

g)	prior to the Effective Time, all Vested Legacy Metromile Options automatically converted into a number of Vested RSUs equal to such holder’s Aggregate Option Spread divided by the Reference Price (rounded down to the nearest whole share).

h)	at the Effective Time, all Unvested Legacy Metromile Options automatically converted into Converted Options. For each Converted Option, (i) the number of shares of Company Common Stock subject to each such Converted Option was equal to the product (rounded down to the nearest whole share) of (A) the total number of Legacy Metromile Common Shares subject to such Unvested Legacy Metromile Option immediately prior to the Effective Time divided by (B) the Per Share Stock Consideration and (ii) the exercise price per share of Company Common Stock (equal the quotient (with the result rounded up to the nearest whole cent) of (A) the exercise price per Legacy Metromile Common Share of such Unvested Legacy Metromile Option immediately prior to the Effective Time divided by (B) the Per Share Stock Consideration). Each such Converted Option is be subject to the same terms and conditions, including the applicable vesting schedule, as applied to the corresponding Unvested Legacy Metromile Option immediately prior to the Effective Time.

i)	each Legacy Metromile Restricted Share was converted into Company Common Stock that is subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such Legacy Metromile Restricted Shares immediately prior to the Effective Time to the extent consistent with the terms of such Legacy Metromile Restricted Shares.

j)	each Legacy Metromile warrant outstanding at the Effective Time was exercised into a number of shares of Legacy Metromile capital stock in accordance with the terms of the warrant agreement amendment applicable to such Legacy Metromile Warrant (each, a “Warrant Agreement Amendment”) and the information set forth in the Merger Payment Schedule [and exchanged for Company Common Stock in the Business Combination].

k)	if at any time during the twenty-four (24) months following the Closing the closing share price of the Company Common Stock is greater than $15.00 over any twenty (20) trading days within any thirty (30) trading day period, the Additional Shares will be payable to the Earnout Participants, as of immediately prior to the Effective Time based on the proportion of each Earnout Participant’s Pro Rata Share.

The Additional Shares may be also become payable upon certain acceleration or change of control events. As of the date of the signing of the Merger Agreement, the exchange ratio was approximately 1.01548.

The following information summarizes consideration transferred:

(in thousands, except per share data)
Shares transferred at closing (1)	83,012
Value per share	$10.0
Share consideration (2)	$830,120
Cash consideration (3)	$32,000
Total consideration transferred	$862,120

(1).	The number of shares transferred to (or reserved for transfer to) Legacy Metromile equity holders upon consummation of the Business Combination include (i) 79.5 million shares of Company Common Stock for Legacy Metromile common stock and in respect of Legacy Metromile warrants exercised for shares of Legacy Metromile capital stock in accordance with the applicable Warrant Agreement Amendment immediately prior to the Effective Time; (ii) 1.3 million shares of Company Common Stock issued as vested RSUs for Legacy Metromile vested RSUs; and (iii) 2.2 million shares of Company Common Stock issued as unvested options for Legacy Metromile unvested options; and excludes 10.0 million Additional Shares as the trading price threshold has not been met.

(2).	Share consideration is calculated using a $10.00 reference price.

(3).	Cash election was oversubscribed by Legacy Metromile stockholders with a total of $32 million paid out in cash to stockholders, holding a total of 20.7 million Legacy Metromile shares converted into 3.1 million eligible shares, at a price of $10.15 per eligible share. Total consideration has been adjusted to reflect the consideration paid by cash. Total consideration transferred does not include $12.6 million to be received in the future from exercise of unvested options, which has been considered in the calculation of Merger Consideration Value of $874.7 million

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2020
(in thousands, except share and per share amounts)

	INSU Acquisition Corp II (Historical)	MetroMile, Inc. (Historical)	Pro Forma Adjustments		Forma Pro Combined
ASSETS
Investments
Marketable securities	—	—	—		—
Marketable securities – restricted	—	24,651	—		24,651
Total investments	—	24,651	—		24,651
Cash and cash equivalents	331	19,150	306,872	(A)	326,353
Restricted cash and cash equivalents	—	31,038	—		31,038
Premiums receivable	—	16,329	—		16,329
Accounts receivable	—	4,999	—		4,999
Reinsurance recoverable on paid loss	—	8,475	—		8,475
Reinsurance recoverable on unpaid loss	—	33,941	—		33,941
Prepaid reinsurance premium	—	13,668	—		13,668
Prepaid expenses and other assets	206	7,059	—		7,265
Deferred transaction costs	—	3,581	(3,581)	(G)	—
Deferred policy acquisition costs, net	—	656	—		656
Telematics devices, improvements and equipment, net	—	12,716	—		12,716
Website and software development costs, net	—	18,401	—		18,401
Intangible assets, net	—	7,500	—		7,500
Total current assets	537	202,164	303,291		505,992
Cash held in Trust Account	230,007	—	(230,007)	(I)	—
Total assets	230,544	202,164	73,284		505,992

Loss and loss adjustment expense reserves	—	57,093	—		57,093
Ceded reinsurance premium payable	—	27,000	—		27,000
Payable to carriers – premiums and LAE, net	—	849	—		849
Unearned premium reserve	—	16,070	—		16,070
Deferred revenue	—	5,817	—		5,817
Accounts payable and accrued expenses	125	8,222	(3,481)	(G)	4,866
Note payable	—	51,934	(30,298)	(B)	21,636
Deferred underwriting fee payable	9,800	—	(9,800)	(C)	—

Deferred tax liability	—	-	—		-
Warrant liability	—	83,652	(83,652)	(D)	—
Other liabilities	—	8,554	—		8,554
Total liabilities	9,925	259,191	(127,231)		141,885

Redeemable convertible preferred stock	—	304,469	(304,469)	(E)	—
Common shares subject to possible redemption	215,619	—	(215,619)	(F)	—
Stockholders’ equity (deficit):
INSU Acquisition Corp II Class A Common Stock	—	—	12	(D, E, F, H)	12
INSU Acquisition Corp II Class B Common Stock	1	—	(1)	(F)	—
MetroMile, Inc. common stock	—	1	(1)	(E)	—
Note receivable from executive	—	(415)	415	(K)	—
Accumulated paid-in capital	5,571	5,482	726,871	(D, E, F, G, H, I, J, L, M, N)	737,924
Accumulated and other comprehensive gain	—	11	—		11
Accumulated deficit	(572)	(366,575)	(6,693)	(B, C, D, K M, N)	(373,840)
Total stockholders’ equity (deficit)	5,000	(361,496)	720,603		364,107
Total liabilities, Convertible preferred stock and stockholders’ equity (deficit)	230,544	202,164	73,284		505,992

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except share and per share amounts)

	INSU Acquisition Corp II (Historical)	MetroMile, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Premiums earned, net	—	12,464	—		12,464
Investment income	—	523	—		523
Other revenue	—	22,077	—		22,077
Total Revenue	—	35,064	—		35,064
Costs and expenses
Cost of revenue
Losses and loss adjustment expenses	—	21,208	—		21,208
Policy servicing expense and other	—	16,813	—		16,813
Sales, marketing, and other acquisition costs	—	5,483	—		5,483
Research and development	—	8,211	—		8,211
Amortization of capitalized software	—	11,188	—		11,188
Formation and operating costs	578	—	—		578
Other operating expenses	—	16,981	—		16,981
Total costs and expenses	578	79,884	—		80,462
Loss from operations	(578)	(44,820)	—		(45,398)
Other expense
Interest (income)/ expense	(7)	6,067	(2,598)	(AA)	3,462
Increase in fair value of stock warrant liability	—	69,294	(69,294)	(BB)	---
Total other expense	(7)	75,361	(71,892)		3,462
Net loss before taxes	(571)	(120,181)	71,892		(48,860)
Income tax benefit	—	(84)	—		(84)
Net loss	(571)	(120,097)	71,892		(48,776)
Other comprehensive loss	—	(49)	—		(49)
Total comprehensive loss	(571)	(120,146)	71,892		(48,825)

Weighted average shares outstanding of Class A redeemable common stock	23,000,000				130,213,454
Basic and diluted net loss per share, Class A redeemable common stock	(0.00)				$(0.37)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	7,330,547				—
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	0.08)				—
Weighted-average shares used in computing basic and diluted net loss per share	—	8,755,116			—
Net loss per share, basic and diluted	—	(13.72)			—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Business Combination; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on the Company’s results following the completion of the Business Combination. The adjustments are described in Note 2 below. The pro forma adjustments have been prepared as if the Business Combination had been consummated on December 31, 2020 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations. INSU and Legacy Metromile have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP. Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, INSU will be treated as the acquired company and Legacy Metromile will be treated as the acquirer for financial statement reporting purposes. Legacy Metromile has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	The pre-combination equity holders of Legacy Metromile will hold a majority of the voting rights in the Company;
●	Legacy Metromile has the ability to appoint the board of directors and the management of the Company;

●	Senior management of Legacy Metromile will comprise the senior management of the Company; and
●	Operations of Legacy Metromile will comprise the ongoing operations of the Company.

Accordingly, for accounting purposes, the financial statements of the Company will represent a continuation of the financial statements of Legacy Metromile with the acquisition being treated as the equivalent of Legacy Metromile issuing stock for the net assets of INSU, accompanied by a recapitalization. The net assets of INSU will be stated at historical cost, with no goodwill or other intangible assets recorded.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the consummation is reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to Company additional paid-in capital and are assumed to be cash settled. The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments. The Company’s management believes this unaudited pro forma condensed combined financial information to not be meaningful given Legacy Metromile incurred significant losses during the historical periods presented.

The Company’ management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the Company. They should be read in conjunction with the historical consolidated financial statements and notes thereto of Legacy Metromile and INSU.

Based on its initial analysis, Company management did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Upon consummation of the Business Combination, Company management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, Company management may identify differences between the accounting policies of the two entities that, when conformed, could have a material impact on the Company’s financial statements.

The following summarizes the pro forma common stock ownership on December 31, 2020 on a combined basis:

	Pro Forma Combined
	Number of outstanding shares (in millions) (1)	Percentage of Outstanding Shares
INSU IPO Investors (1)	23.0	17.7%
Sponsor Shares	6.7	5.1%
Private Placement	0.5	0.4%
Total INSU Shares	30.2	23.2%
Shares Issued to Legacy Metromile Stockholders (2)	83.0	63.7%
Total Target Shares	113.2	86.9%
PIPE Shares Issued	17.0	13.1%
Total PIPE Shares	17.0	13.1%
Total Outstanding	130.2	100%

(1)	Reflects actual redemptions of shares totaling less than 0.1 million shares.
(2)	The number of outstanding shares held by Legacy Metromile Stockholders excludes 10.0 million Additional Shares. The Additional Shares would further increase the ownership percentages of Legacy Metromile Stockholders in the Company and would dilute the ownership of all stockholders of the Company, as further discussed below.

The Company expects to enter into new equity awards with its employees upon the consummation of the Merger. The terms of these new equity awards have not been finalized and remain subject to change. Accordingly, no effect has been given to the unaudited pro forma condensed combined financial information for the new awards.

The Additional Shares will be allocated among the Earnout Participants (post conversion of Legacy Metromile Preferred Stock and exercise of Legacy Metromile Warrants, described above), as of immediately prior to the Effective Time on the proportion of each Earnout Participant’s Pro Rata Share, and shall be issued to the Earnout Participants, if at any time during the twenty-four (24) months following the Closing, the closing share price of the Company’s Common Stock is greater than $15.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period.

The issuance of such Additional Shares would dilute the value of all shares of Company Common Stock outstanding at that time. Assuming the current capitalization structure, the approximately 10.0 million Additional Shares that would be issued upon meeting the $15.00 threshold, would represent approximately 8% of total shares outstanding for the redemption scenarios set forth.

The Company’s management has concluded that the Additional Shares are equity-classified instruments. Additionally, as a portion of the Additional Shares related to net exercised warrants, the pro forma condensed combined balance sheet reflects a one-time, nonrecurring expense, as further discussed in Note 2(D), representing incremental fair value of modified Legacy Metromile Warrants. If the actual facts are different than these assumptions, the ownership percentage retained by Parent’s public stockholders in the post-combination company will be different from the above-stated ownership percentage.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 reflects the following adjustments:

(A)	Represents pro forma adjustments to cash to reflect the following (in thousands):

INSU cash held in a trust account	$230,007	(1)
Add: Proceeds from PIPE Investment	170,000	(2)
Add: Proceeds from exercises of share awards	2,347	(3)
Less: Payment of transaction-related fees	22,496	(4)
Less: Payment of deferred underwriter fees and deferred legal fees and other transaction-related fees	8,360	(5)
Less: Repayment of debt	32,542	(6)
Less: Payment for Legacy Metromile Cash Electing Shares	32,000	(7)
Less: Payment made to INSU public stockholders to redeem INSU common stock	84	(8)
	306,872

(1)	Represents the reclassification of cash equivalents held in the trust account and to reflect that the cash equivalents are available to effectuate the transaction or to pay redeeming INSU public stockholders.

(2)	Represents the proceeds of $170.0 million from the issuance and sale of 17,000,000 shares of Company Common Stock at $10.00 per share through the PIPE Investment.

(3)	Represents the proceeds of $2.3 million from the issuance of Legacy Metromile common stock on exercise of Legacy Metromile share awards post December 31, 2020.

(4)	Represents preliminary estimated transaction costs incurred by Legacy Metromile and INSU of approximately $13 million and $10 million, respectively, for legal, financial advisory and other professional fees incurred in consummating the Business Combination. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in additional paid-in capital.

(5)	Represents the payment of $8.4 million of deferred underwriter fees incurred during INSU’s initial public offering due upon completion of the Business Combination.

(6)	Represents the repayment of Legacy Metromile Notes Payables and PPP Loan, in accordance with the Merger Agreement conditions to closing. Further, repayment also includes end of term payment totaling $0.6 million and a one-time prepayment charge of $0.8 million.

(7)	Represents payment to Legacy Metromile common stockrholders holding a total of 20.7 million shares converted into 3.1 million eligible shares, that opted for the Cash Election, at the price of $10.15 per eligible share.

(8)	Represents payment made to INSU public stockholders to redeem INSU common stock. A total of 8,372 shares were redeemed at a redemption price of $10 per share.

(B)	Represents the repayment of $31.2 million of Legacy Metromile Notes Payables and PPP Loan, in accordance with the Merger Agreement conditions to closing, including the recording of the one-time interest accretion of the remaining debt discount of $0.9 million as an adjustment to accumulated deficit. Further, repayment also includes end of term payment totaling $0.6 million and a one-time prepayment charge of $0.8 million. Does not include any potential payments or reduction of indebtedness attributable to Hudson notes, which would be expected to occur post close of the transaction.

(C)	Represents settlement of $9.8 million deferred underwriter fees incurred during INSU’s initial public offering. Total amount paid on settlement was $8.4 million and excess accrual was reversed and included in Accumulated Deficit.

(D)	Represents the net exercise of Legacy Metromile preferred stock warrants into Company Common Stock, pursuant to terms of the Merger Agreement, recorded as par value common stock and additional paid in capital. Legacy Metromile preferred stock warrants were previously contingently puttable or redeemable, resulting in Legacy Metromile classifying such warrants as liabilities in its historical financial statements. Prior to net exercise, Legacy Metromile was required to mark-to-market the warrant liability, an impact of $73.0 million which is recorded as an adjustment to accumulated deficit. Additionally, in line with the Merger Agreement, as part of the net exercise, the Legacy Metromile Warrant holders were also eligible to receive Additional Shares, resulting in an additional one-time, nonrecurring expense of $4.1 million, representing incremental fair value of modified Legacy Metromile Warrants on the date of modification.

(E)	Represents conversion of Legacy Metromile redeemable preferred stock into Legacy Metromile common stock pursuant to the terms of the Merger Agreement, and as a result of the Legacy Metromile recapitalization, the conversion of the Legacy Metromile common stock into Company Common Stock resulting in an adjustment of $304.5 million from temporary equity to common stock par value and additional paid-in capital. The unaudited pro forma condensed balance sheet reflects the conversion with a corresponding increase of $304.5 million to additional paid in-capital and an increase of less than $0.1 million to Company Common Stock

(F)	Represents the reclassification of $216.0 million of INSU public shares, subject to possible redemption, from mezzanine equity to permanent equity, as well as the reclassification of the INSU Class B shares, to Company Common Stock, assuming no redemptions. The unaudited pro forma condensed balance sheet reflects the reclassification with a corresponding increase of $216.0 million to additional paid in-capital and an increase of less than $0.1 million to Company Common Stock.

(G)	Represents transaction costs incurred by Legacy Metromile and INSU of approximately $13 million and $10 million, respectively, for legal, financial advisory and other professional fees incurred in consummating the Business Combination. As December 31, 2020 the Company recorded expenses incurred up to the balance sheet date with Deferred Offering Costs totaling $3.5 million and paid $0.1 million through the balance sheet date. Balance amounts payable as at December 31, 2020 are included within Accounts payable and accrued expenses. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, reduction of deferred offering costs with a corresponding decrease in accounts payable and accrued expenses and in additional paid-in capital.

(H)	Represents the proceeds of $170.0 million from the issuance and sale of 17,000,000 shares of Company Common Stock at $10.00 per share through the PIPE Investment. The unaudited pro forma balance sheet reflects the reclassification with a corresponding increase of $170.0 million to additional paid in-capital and an increase of less than $0.1 million to Company Common Stock.

(I)	Represents the reclassification of cash equivalents held in the trust account and to reflect that the cash equivalents are available to effectuate the transaction or to pay redeeming INSU public stockholders.

(J)	Represents the proceeds of $2.3 million from the issuance of 1,073,061 shares of Legacy Metromile common stock on exercise of Legacy Metromile share awards post December 31, 2020. The unaudited pro forma condensed balance sheet reflects the corresponding increase of $2.5 million to additional paid in-capital and an increase of less than $0.1 million to Company Common Stock.

(K)	Represents the forgiveness of the note receivable from executive officer for shares exercised in accordance with terms of the merger agreement.

(L)	Represents the payment made to redeeming INSU public stockholders for 8,372 shares at the rate of $10 per share. The unaudited pro forma condensed balance sheet reflects the corresponding decrease of less than $0.1 million to additional paid in-capital and INSU Class B Shares

(M)	Represents payments made to Legacy Metromile Common stockholders, holding a total of 20.7 million shares converted into 3.1 million eligible shares, that opted for the Cash Election, at the price of $10.15 per eligible share. The unaudited pro forma condensed balance sheet reflects the corresponding decrease of $32.0 million to additional paid in-capital and an increase of less than $0.1 million to Company Common Stock.

(N)	Represents the recording of catch-up compensation expense attributable to modification of Chief Executive Officer’s performance award, totaling $1.3 million, due to performance condition being met, in accordance with the close of the Business Combination.

Adjustments to Unaudited Pro Forma Combined Statements of Operations:

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 are as follows:

(AA).	Represents pro forma adjustment to eliminate interest expense related to the repaid Legacy Metromile Notes Payables and PPP Loan.

(BB)	Represents the elimination of remeasurement losses on Legacy Metromile Preferred Stock warrant liability since the warrants have been net exercised pursuant to terms of the Merger Agreement

Loss per share:

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming the redemption scenario described above, this calculation is adjusted to eliminate such shares for the entire periods.

Year Ended December 31, 2020
Pro Forma Combined
Pro Forma Net Loss	$(48,776)
Basic weighted average shares outstanding – Class A	130,213,454
Net loss per share – Basic and Diluted – Class A	$(0.37)
Basic weighted average shares outstanding – Class A
INSU Public Stockholders	23,531,628
PIPE Investors	17,000,000
Sponsor	6,669,667
Closing merger consideration payable in stock	83,012,159
Total	130,213,454

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